EXHIBIT 99.1

International Absorbents Inc.
 “Products and Technology for the Good of the Environment”

FOR IMMEDIATE RELEASE:

International Absorbents Restates Deferred Income Tax Provision

BELLINGHAM, WASH., Dec. 12, 2001... International Absorbents Inc. (OTC BB: IABI), a leading developer and producer of environmentally-friendly pet care and industrial products, today announced the filing of an amendment to its 10-QSB for the period ended October 31, 2001.

An amendment to the 3rd quarter 10-QSB was filed to recast the amount of its previous year’s deferred income tax provision. Effective January 31, 2001, IABI adopted reporting under US GAAP from Canadian GAAP. When a registrant adopts US GAAP, it is required to recast previously reported financial results to comply with US GAAP so as to make all periods presented comparable to one another. This change resulted in the recording of a deferred tax provision for the period ending October 31, 2000, which had not been reflected in the original filing of the Form 10-QSB. There are no changes to current year financial statements or to net income before taxes for either year.

“Though we do not like having to restate our financial statements, it is nice to have another opportunity to show our shareholders our continued growth and increasing profitability,” said Gordon Ellis, Chairman of International Absorbents, Inc. “Now that we are comparing apples to apples with the previous year we can show that even after our deferred tax provision we are improving the bottom line. It paints another picture of a very strong and growing company.”

International Absorbents Inc. develops, manufactures and markets patented and proprietary, cost effective consumer and commercial products derived from recycled, renewable materials. These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. Further details are available on-line at www.absorbent.com.

CONSOLIDATED STATEMENT OF OPERATIONS (unaudited, as amended)

	9 Months Ended Oct. 31		3 Months Ended Oct. 31

	2001	2000	2001	2000

Sales revenues (net)	$9,209,000	$7,009,000	$3,472,000	$2,772,000

Pre-tax Net Income	1,907,000	1,309,000	898,000	616,000

Deferred tax provision	(672,000)	(428,000)	(312,000)	(201,000)

Net income	1,211,000	863,000	572,000	608,000

Profit per share	0.21	0.16	0.10	0.07

Weighted average shares	5,636,000	5,541,000	5,667,000	5,594,000

(Basic)

EXHIBIT 99.1

Contact:
Charles (Chuck) Tait
International Absorbents Inc.
(604) 681-6181 or (604) 514-6559

Statements made in this document referring to the Company’s outlook, sales, expenses, profits and cash flow are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, due to various risk factors. Those risks include, but are not limited to, consumer acceptance of the Company’s products in new markets, competitor reactions and their ability to market and price their products, general economic conditions outside of the control of the Company, and the economic availability of sources of raw materials to meet demand rates necessary to sustain growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to Forms 10-KSB, 10-QSB and the proxy statement.

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